Exhibit 99

UTC REPORTS FOURTH QUARTER AND FULL YEAR EPS OF $1.08 AND $4.27,

UP 24 PERCENT AND 15 PERCENT, RESPECTIVELY; AFFIRMS 2008 OUTLOOK

HARTFORD, Conn., January 23, 2008 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2007 earnings per share of $1.08 and net income of $1.1 billion, up 24 percent and 23 percent, respectively. Consolidated revenues for the quarter increased 15 percent to $14.7 billion, including organic growth of 8 percent. Cash flow from operations was $2.0 billion and, after capital expenditures of $456 million, substantially exceeded fourth quarter net income.

Full year earnings per share of $4.27 and net income of $4.2 billion increased 15 and 13 percent, respectively, from 2006 results. Revenues increased 14 percent to $54.8 billion, including 9 points of organic growth, 3 points from foreign exchange, and 2 points from acquisitions. Full year cash flow from operations was $5.3 billion and capital expenditures were $1.2 billion.

“UTC had a powerful close to 2007 and expects continuing good performance in 2008. Although the U.S. economic outlook is mixed, UTC’s balance across geographic and product markets should sustain yet another year of double digit earnings per share growth,” said UTC Chairman and Chief Executive Officer George David.

“Organic growth was 9 percent for 2007, a fourth year in a row at comparable levels. Markets across the board were good for us with the single exception of North American Residential for Carrier. Commercial aerospace volumes for UTC in total grew organically at 11 percent, as did our commercial construction businesses combined in Otis and Carrier at 10 percent.

“In 2007, all six UTC businesses grew operating profits at double digit rates, and we expect the same in 2008. Even with the significant deterioration in its North American Residential market, Carrier grew its operating profit overall at 12 percent on strong performances in its three other global businesses. Accordingly, UTC confirms its prior guidance range for 2008 earnings per share of $4.65 to $4.85, up 9 percent to 14 percent, respectively.

“Cash flow from operations less capital expenditures reached 99 percent of net income in 2007 in spite of two large non recurring outflows in the first quarter totaling $500 million. Very strong fourth quarter performance made this a good cash flow year for UTC in spite of these one time items, and we anticipate being at our usual standard of cash flow exceeding net income again in 2008,” David added.

Share repurchase in the quarter was $501 million and totaled $2.0 billion for the year. Acquisition spending, including debt assumed, was $2.3 billion for the year with $403 million in the fourth quarter. Debt to capital ended the year at 30 percent, lower than 2006.

Foreign currency translation increased fourth quarter revenues by 5 percent and earnings by $0.02 per share. Restructuring, tax related items, and other non recurring charges were $0.04 in excess of one time favorable items in the quarter. As previously disclosed, the year ago period included a $0.05 per share impact for restructuring charges in excess of one time favorable items.

Restructuring costs in the fourth quarter were $63 million, and in the year $166 million. Additional favorable items are anticipated in 2008 to offset trailing costs from previous restructuring actions and to fund new actions potentially initiated throughout the year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include changes in the health of the global economy; strength of end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; as well as company specific items including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

IR-UTC

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2007	2006	2007	2006
Revenues	$14,714	$12,787	$54,759	$47,829

Cost and Expenses
Cost of goods and services sold	10,729	9,521	39,922	34,740
Research and development	481	406	1,678	1,529
Selling, general and administrative	1,711	1,432	6,109	5,462

Operating Profit	1,793	1,428	7,050	6,098
Interest expense	174	153	666	606

Income before income taxes and minority interests	1,619	1,275	6,384	5,492

Income taxes	481	337	1,836	1,494
Minority interests	78	73	324	266

Net Income	$1,060	$865	$4,224	$3,732

Net Earnings Per Share of Common Stock
Basic	$1.11	$0.89	$4.38	$3.81
Diluted	$1.08	$0.87	$4.27	$3.71

Average Shares
Basic	959	972	964	980
Diluted	984	998	989	1,006

As described on the following pages, consolidated results for the years and quarters ended December 31, 2007 and 2006 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2007	2006	2007	2006
Revenues

Otis	$3,363	$2,848	$11,885	$10,290
Carrier	3,721	3,219	14,644	13,481
UTC Fire & Security	1,688	1,326	5,754	4,747
Pratt & Whitney	3,218	3,046	12,129	11,112
Hamilton Sundstrand	1,492	1,297	5,636	4,995
Sikorsky	1,278	1,084	4,789	3,230

Segment Revenues	14,760	12,820	54,837	47,855
Eliminations and other	(46)	(33)	(78)	(26)

Consolidated Revenues	$14,714	$12,787	$54,759	$47,829

Operating Profit

Otis	$648	$514	$2,321	$1,888
Carrier	259	193	1,381	1,237
UTC Fire & Security	137	101	443	301
Pratt & Whitney	496	409	2,011	1,817
Hamilton Sundstrand	254	219	967	832
Sikorsky	110	58	373	173

Segment Operating Profit	1,904	1,494	7,496	6,248
Eliminations and other	12	27	(60)	187
General corporate expenses	(123)	(93)	(386)	(337)

Consolidated Operating Profit	$1,793	$1,428	$7,050	$6,098

As described on the following pages, consolidated results for the years and quarters ended December 31, 2007 and 2006 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the years and quarters ended December 31, 2007 and 2006 includes restructuring and related charges as follows:

	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2007	2006	2007	2006
Otis	$10	$6	$21	$46
Carrier	5	10	33	69
UTC Fire & Security	31	21	39	44
Pratt & Whitney	14	32	53	68
Hamilton Sundstrand	3	11	23	40
Sikorsky	—	2	(3)	21

Total Restructuring and Related Charges	$63	$82	$166	$288

Consolidated results for the years and quarters ended December 31, 2007 and 2006 include the following non-recurring items.

Q4 - 2007

Carrier: Segment results include a $57 million gain from the sale of Fincoil, an industrial cooling manufacturing business, and a $36 million charge on the settlement of litigation related to a furnace warranty matter.

Otis: Segment results include a $26 million gain from the sale of a non-core business.

Income Taxes: Charges for income tax adjustments of $49 million associated with, amongst other items, foreign tax matters including a change in non-U.S. tax laws.

Q3 - 2007

Eliminations and Other: Approximately $28 million pretax interest adjustments related to the completion of the Internal Revenue Service (IRS) examination of tax years 2000 through 2003.

Income Taxes: Favorable income tax adjustment of approximately $50 million, related primarily to the completion of the IRS examination of tax years 2000 through 2003.

Q1 - 2007

Otis: Segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.

Pratt & Whitney: Approximately $40 million gain at Pratt & Whitney from a contract termination.

Eliminations and Other: A $216 million loss recorded in connection with the European Union commission fine.

Eliminations and Other: A $151 million gain from the sale of marketable securities.

In the first quarter, the net impact of the above items ($0.05 per share), together with $35 million of pre-tax restructuring and related charges ($0.02 per share), had a $0.07 adverse impact to earnings per share.

Q3 - 2006

Carrier: Approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, a North American manufacturer of compressors used primarily for heating, ventilating, and air-conditioning equipment.

Q2 - 2006

Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the IRS examination of tax years 1994 through 1999.

Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the IRS examination of tax years 1994 through 1999.

In the second quarter, the net impact of the above favorable items ($0.13 per share), together with approximately $80 million of pre-tax restructuring and related charges ($0.06 per share), contributed $0.07 to earnings per share.

Q1 - 2006

Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	December 31, 2007	December 31, 2006
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$2,904	$2,546
Accounts receivable, net	8,844	7,679
Inventories and contracts in progress, net	8,101	6,657
Other current assets	2,222	1,962

Total Current Assets	22,071	18,844

Fixed assets, net	6,296	5,725
Goodwill, net	16,120	14,146
Intangible assets, net	3,757	3,216
Other assets	6,331	5,210

Total Assets	$54,575	$47,141

Liabilities and Shareowners’ Equity
Short-term debt	$1,133	$894
Accounts payable	5,059	4,263
Accrued liabilities	11,277	10,051

Total Current Liabilities	17,469	15,208

Long-term debt	8,015	7,037
Other liabilities	6,824	6,763

Total Liabilities	32,308	29,008

Minority interest in subsidiary companies	912	836

Shareowners’ Equity:
Common Stock	10,358	9,395
Treasury Stock	(11,338)	(9,413)
Retained Earnings	21,751	18,754
Accumulated other non-shareowners’ changes in equity	584	(1,439)

	21,355	17,297

Total Liabilities and Shareowners’ Equity	$54,575	$47,141

Debt Ratios:
Debt to total capitalization	30%	31%
Net debt to net capitalization	23%	24%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

(Millions)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2007	2006	2007	2006
Operating Activities
Net Income	$1,060	$865	$4,224	$3,732
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	310	261	1,173	1,033
Deferred income taxes and minority interest	284	(157)	382	52
Stock compensation cost	57	44	198	180
Changes in working capital	605	872	32	191
Other, net	(271)	(230)	(679)	(385)

Net Cash Provided by Operating Activities	2,045	1,655	5,330	4,803

Investing Activities
Capital expenditures	(456)	(351)	(1,153)	(954)
Acquisitions and disposal of businesses, net	(295)	(287)	(1,739)	(460)
Other, net	(275)	44	(290)	153

Net Cash Used in Investing Activities	(1,026)	(594)	(3,182)	(1,261)

Financing Activities
Increase in borrowings, net	(172)	(497)	893	(533)
Dividends paid on Common Stock	(294)	(246)	(1,080)	(951)
Repurchase of Common Stock	(501)	(738)	(2,001)	(2,068)
Other, net	14	15	233	210

Net Cash Used in Financing Activities	(953)	(1,466)	(1,955)	(3,342)

Effect of foreign exchange rates	28	37	165	99

Net increase (decrease) in cash and cash equivalents	94	(368)	358	299
Cash and cash equivalents - beginning of period	2,810	2,914	2,546	2,247

Cash and cash equivalents - end of period	$2,904	$2,546	$2,904	$2,546

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended
(Millions)	December 31, 2007		December 31, 2006
	(unaudited)		(unaudited)
Net income	$1,060		$865
Depreciation and amortization	310		261
Change in working capital	605		872
Other	70		(343)

Cash flow from operating activities	2,045		1,655
Cash flow from operating activities as a percentage of net income		193%		191%
Capital expenditures	(456)		(351)

Capital expenditures as a percentage of net income		(43)%		(41)%

Free cash flow	$1,589		$1,304

Free cash flow as a percentage of net income		150%		151%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2007 include a $57 million gain at Carrier from the sale of Fincoil, a $36 million charge at Carrier on the settlement of litigation related to a furnace warranty matter, a $28 million pretax interest adjustment related to the completion of the IRS examination of tax years 2000 through 2003, a $26 million gain at Otis from the sale of a non-core business, an $84 million gain at Otis from the sale of land (See Note 3 below), a $40 million gain at Pratt & Whitney from a contract termination, and $151 million from the sale of marketable securities, and a $216 million loss recorded in connection with the EU commission fine during the first quarter. Non-recurring items that are not included in organic growth in 2006 include approximately $25 million from the sale of a partnership interest in an engine program at Pratt Canada, $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, and approximately $60 million of interest income related to the final ruling on the 1994 – 1999 U.S. federal tax audits.

(3)	Otis segment results include an $84 million gain from the sale of land. The consolidated operating results include taxes related to the gain of approximately $29 million in addition to an approximately $27 million charge for the minority partner’s interest in the gain. The resulting impact to consolidated net income is approximately $28 million.